EXHIBIT 10.9

NETBOSS SERVICE AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: January 26, 2007

NETBOSS SERVICE AGREEMENT
     NETBOSS SERVICE AGREEMENT (this “Agreement”), dated as of January 26, 2007, between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
     WHEREAS, Harris, the Company, Stratex Networks, Inc., a Delaware corporation (“Stratex”), and Stratex Merger Corp., a Delaware Corporation and wholly owned subsidiary of the Company, have entered into an Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006, as amended by that certain letter agreement, dated January 26, 2007 (the “Formation Agreement”), among parties thereto, pursuant to which the Company was formed to acquire Stratex pursuant to the Merger (as defined in the Formation Agreement) and to receive the Contributed Assets from Harris in the Contribution Transaction (as defined in the Formation Agreement), in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
     WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements the parties agree as follows:
     Section 1. Certain Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement. In addition, the following terms shall have the meanings specified below:
     “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Harris or any of its other Subsidiaries.
     “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.
     Section 2. Assignment. As of the Effective Time, pursuant to the terms and conditions of this Agreement, Harris hereby sells, assigns, transfers, conveys and delivers to the Company all of Harris’ and any of its Subsidiaries’ right, title and interest in and to the arrangements identified on Schedule A to this Agreement (the “Assigned Contracts”) to the extent such rights, title and interests in and to such Assigned Contracts arise out of the provision of goods and services relating to any NetBoss® integrated communications network management platform to any Affiliate of Harris or any of its Subsidiaries (the “Assignment”).

     Section 3. Assumption. As of the Effective Time, pursuant to the terms and conditions of this Agreement, the Company hereby accepts the Assignment and assumes and agrees to pay, honor, perform and discharge when due all of the obligations that otherwise would be provided by Harris or one of its Subsidiaries under the Assigned Contracts (the “Assumed Liabilities”) arising out of or resulting from the provision of goods and services relating to any NetBoss® integrated communications network management platform to any Affiliate of Harris or any of its Subsidiaries.
     Section 4. Payment for Goods and Services. Harris shall (or shall cause one of its Subsidiaries to) pay to the Company promptly when due any amounts owed to the Company in connection with the provision of goods and services relating to any NetBoss® integrated communications network management platform to any Affiliate of Harris or any of its Subsidiaries pursuant to and, in accordance with, the Assigned Contracts.
     Section 5. No Representations and Warranties. Neither Harris nor the Company make any representation or warranty, whether express or implied, in this Agreement with respect to the Assumed Contracts or the Assumed Liabilities. Nothing contained in this Section 5 shall limit any representation or warranty contained in the Formation Agreement or any Ancillary Agreement other than this Agreement.
     Section 6. Further Actions. Harris and the Company shall execute or cause to be delivered to the other party such instruments and other documents, and shall take such other actions, as the other party may reasonably request after the date hereof, for the purpose of carrying out or evidencing the Assignment or the acceptance of the Assumed Liabilities pursuant to this Agreement.
     Section 7. NetBoss Services. (a) Subject to the terms and conditions of this Agreement, commencing on the Effective Date, Harris shall provide the following services to the Company in the manner, amount and quality substantially similar and consistent with the manner, amount and quality as was being provided by Harris to the MCD Business during the six-month period immediately prior to the Closing Date:
               (i) Teaming opportunities on future External Pursuits (as defined below), including the use of Harris’ Network Operating Center (“NOC”) to support the Company’s existing or new RMS customers. For purposes of this Section 7, “RMS” means event management, network reporting and consulting services, and “External Pursuits” means any pursuit pursuant to which the Company’s NetBoss business unit assumes or undertakes responsibilities in integration, installation or device configuration. In addition, the parties shall mutually agree on the timing and material price structure for any additional license fees, installation, integration services, report development and any customizations pertaining to any External Pursuits with new customers;
               (ii) Provide “whitepapers” or marketing data sheets or similar documented reference material consistent with previous practice;
               (iii) Showcase the NetBoss system used by Harris and host data center tours to potential Company customers subject to reasonable request during normal business hours and consistent with applicable security policies and procedures;
               (iv) Provide Helpdesk support to the Company twenty-four hours a day and seven days each week in connection with telephone calls from the Company’s external clients at no cost; provided, however, to the extent the number of trouble tickets issued exceeds 300 per month for two consecutive months, then the parties shall negotiate a rate for those trouble tickets issued in excess of 300 per month (the “Excess Amount”), and Harris shall have no obligation to provide support with respect to the Excess Amount until such agreement is reached; and
               (v) Provide technical support and/or consultation for any new NetBoss products being developed by participating in alpha or beta site testing for which Harris can reasonably be expected to use such products.
          (b) Subject to the terms and conditions of this Agreement, on or after the Effective Date, the Company shall provide the following rights and services to Harris:
               (i) A non-exclusive license to use internally in accordance with the Company’s standard license terms, (x) any NetBoss software (including, without limitation, any smart agents or applications) or third-party software (but only to the extent the Company is able to grant such rights with respect to third-party software) that is not contemplated by Section 2.02 or Section 4.03 of the Intellectual Property Agreement, dated as of the date hereof, entered into by Harris and the Company or any NetBoss maintenance/support services after the Effective Date, including without limitation future updates, upgrades, patches and fixes as further described in the attached NetBoss Maintenance Agreement, a copy of which is attached hereto as Schedule B, in each case at the Company’s cost;
               (ii) The right to use at no cost any new NetBoss products (other than software products as contemplated in (b)(i) above) developed by the Company after the Effective Date, but only to the extent that such new products are used internally by Harris;
               (iii) Access to professional services of integrators and program managers at rates consistent with previous practice with such rates to be reviewed on a calendar year basis for consistency with market rates;
               (iv) NetBoss training classes based on seat availability and a mutually agreed schedule and location at no cost to Harris; and
               (v) The right to expand Harris’ internal use of the NetBoss software at no additional cost. For purposes of this Section 7(b), “internal” means any use by (i) Harris, its divisions, business units and any business entity of which Harris is at least 51% owner of the voting rights, or beneficial interests in capital, (ii) any existing Harris customer, responsibilities under which are not assigned to the Company, and in connection with products or services being provided by Harris to such customer, (iii) any use of the NetBoss software by Harris, including without limitation, the use by the divisions, business units or headquarters where such use is in support of a customer and managed on a Harris-managed asset or a similar Harris-internal environment and (iv) any Harris division customer in connection with products or services being provided by Harris to such customer.
               The parties shall negotiate a mutually acceptable fee structure to be able to continue NetBoss licenses or services for any divested subsidiary, division, or business unit.
               Notwithstanding anything to the contrary herein, the term for the services and rights provided in this Section 7 shall commence on the Effective Date and continue for eighteen (18) months and shall thereafter be automatically renewed for a successive eighteen (18) month period (each, a “Successive Period”) and at the end of each Successive Period for another Successive Period; provided, however, that during any Successive Period, this Agreement may be terminated by either party with ninety (90) days’ notice. Notwithstanding any termination pursuant to the immediately preceding sentence, Harris’ license rights to the then licensed NetBoss software as well as Harris’ right to expand internal use of such NetBoss software shall survive.
     Section 8. Governing Law and Venue; Waiver Of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any

Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.
     Section 9. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
     Section 10. Amendment. The terms of this Agreement can only be changed, modified, released or discharged pursuant to a written agreement executed by each of the parties hereto. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
     Section 11. Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but may not be assigned by one party without the prior written consent of the other parties. Any attempted assignment that does not comply with this Section 9 shall be void ab initio.

     Section 12. No Third-Party Beneficiaries. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
     Section 13. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to the Company:

Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

Harris Stratex Networks, Inc.
NetBoss Business Unit
1025 West NASA Blvd., Mailstop C-41A
Melbourne, FL 32919
Fax: (321) 674-2947
Attention: Andy Rollins, Contracts Manager
     Section 14. Entire Agreement; Controlling Provisions. This Agreement and any Schedules attached hereto constitute the entire agreement between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party.

     Section 15. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
     Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
     Section 17. Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this Agreement.
     Section 18. Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

HARRIS CORPORATION
By:	/s/ R. Kent Buchanan
	Name:	R. Kent Buchanan
	Title:	Vice President, Corporate Technology and Development

HARRIS STRATEX CORPORATION
By:	/s/ Guy M. Campbell
	Name:	Guy M. Campbell
	Title:	Chief Executive Officer and President

SCHEDULE A

Assumed Contracts
[omitted]

SCHEDULE B

NetBoss Maintenance Agreement
[omitted]